AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this "Agreement") is entered into as of July 15, 2002, by and among SVI SOLUTIONS, INC., a Delaware corporation which was formerly SVI HOLDINGS, INC., a Nevada corporation (the "Company"), KOYAH LEVERAGE PARTNERS, L.P., a Delaware limited partnership ("Koyah Leverage"), KOYAH PARTNERS, L.P., a Delaware limited partnership ("Koyah"), RAVEN PARTNERS, L.P., a Delaware limited partnership formerly known as Koyah Community Partners, L.P. ("Raven"), NIGEL DAVEY ("Davey") and BRIAN CATHCART ("Cathcart").

WHEREAS, the Company entered into a Common Stock Purchase Agreement dated as of December 22, 2000 (the "Stock Purchase Agreement") with Koyah Leverage, Koyah, Davey and Cathcart (the "Stockholders");

WHEREAS, pursuant to the Stock Purchase Agreement, the Stockholders purchased a total of 2,941,176 shares (the "Shares") of common stock, par value $.0001 per share, of the Company (the "Common Stock") and Warrants for the purchase of a total of 1,470,590 shares (the "Initial Warrants") of Common Stock at an exercise price of $1.50 per share, as follows:

Stockholder	No. of Shares	No. of Initial Warrants
Koyah Leverage	2,321,411	1,160,706
Koyah	580,353	290,178
Davey	10,000	5,000
Cathcart	29,412	14,706
TOTAL

WHEREAS, in connection with the Stock Purchase Agreement, the Company entered into an Investors' Rights Agreement dated as of December 22, 2000 (the "Investors' Rights Agreement") with the Stockholders;

WHEREAS, pursuant to the Investors' Rights Agreement, as of the Closing Date (as defined in Section 4), the Company has issued or is obligated to issue additional Warrants for the purchase of a total of 1,249,995 shares (the "Registration Warrants") of Common Stock at an exercise price of $.85 per share, as follows:

Stockholder	No. of Registration Warrants
Koyah Leverage	986,597
Koyah	246,653
Davey	4,250
Cathcart	12,495
TOTAL

WHEREAS, in connection with loans subsequently made to the Company, the Company also made Convertible Promissory Notes dated May 31, 2001 and June 14, 2001 (the "Notes") in favor of Koyah Leverage, Koyah and Raven (the "Noteholders" and, together with the Stockholders, the "Investors") in the total principal amount of $1,250,000 which are convertible into shares of Common Stock at a conversion price of $1.35 per share, as follows:

Noteholder	Total Principal Amount of Notes
Koyah Leverage	$ 937,500
Koyah	$ 187,500
Raven	$ 125,000
TOTAL

WHEREAS, in connection with the Notes, the Company issued to the Noteholders Warrants for the purchase of a total of 312,500 shares (the "Note Warrants") of Common Stock at an exercise price of $1.50 per share, as follows:

Noteholder	No. of Note Warrants
Koyah Leverage	234,375
Koyah	46,875
Raven	31,250
TOTAL

WHEREAS, pursuant to the Notes, the Company granted the Noteholders certain registration rights under the Investors' Rights Agreement for the shares of Common Stock issuable upon conversion of the Notes or upon exercise of the Note Warrants;

WHEREAS, the Company has made no payments of either principal or interest under the Notes;

WHEREAS, the Notes matured on August 30, 2001 and the Company is in default under the Notes;

WHEREAS, interest and late charges under the Notes (at the original rates set forth in the Notes) have accrued or will accrue through and including July 17, 2002 in the total amount of $232,493 as follows:

Noteholder	Amount of Accrued Interest and Late Charges
Koyah Leverage	$174,272
Koyah	$ 34,855
Raven	$ 23,366
TOTAL

WHEREAS, the Company has requested that the Noteholders extend the maturity date and reduce the interest rate of the Notes as well as forgive a portion of the accrued interest and late charges under the Notes and convert the remainder of such accrued interest and late charges into shares of Common Stock, and the Noteholders are willing to agree to the Company's request, on the terms and conditions set forth herein;

WHEREAS, in connection with the extension of the maturity date and reduction of the interest rate of the Notes and the forgiveness and conversion of accrued interest and late charges, the parties wish to amend various provisions of (i) the Notes, (ii) the Note Warrants, the Registration Warrants and the Initial Warrants (collectively, the "Warrants") and (iii) the Investors' Rights Agreement, on the terms and conditions set forth herein;

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

    Treatment of the Notes. Subject to and on the terms and conditions set forth herein, on the Closing Date:

      Replacement Notes. The Notes of each Noteholder shall be consolidated and converted into, and exchanged for, a single replacement Convertible Promissory Note made by the Company in favor of such Noteholder, in the form attached hereto as Exhibit A and dated as of the Closing Date and in the total principal amount of the Notes of such Noteholder (a "Replacement Note"). The Replacement Note of each Noteholder shall amend and restate the terms and conditions of the Notes of such Noteholder from and after the Closing Date to, among other things, (i) extend the maturity date, (ii) reduce the interest rate and (iii) reduce the conversion price, in accordance with the terms and conditions set forth in the Replacement Note of such Noteholder. The Replacement Note of each Noteholder shall replace and supersede the Notes of such Noteholder from and after the Closing Date.

      Forgiveness and Conversion of Accrued Interest and Late Charges Through July 17, 2002. Accrued interest and late charges under the Notes (at the original rates set forth in the Notes) through and including July 17, 2002 shall be treated as follows:

      A portion of such accrued interest and late charges in an amount equal to one-half of the reduction in net income that the Company will recognize under generally accepted accounting principles (based on the Black-Scholes valuation model) as a result of the amendment of the Notes and the Warrants contemplated hereby, but not to exceed a total amount forgiven of $85,000, shall be forgiven, as follows (assuming the full maximum amount forgiven of $85,000):
Noteholder	Amount of Accrued Interest and Late Charges Forgiven
Koyah Leverage	$63,750
Koyah	$12,750
Raven	$ 8,500
TOTAL

  The remainder of such accrued interest and late charges shall be converted into shares of Common Stock at a conversion price equal to of the average of the closing price per share of Common Stock on the American Stock Exchange each day over the ten consecutive trading day period ending three trading days before the Closing Date, as follows (assuming the full maximum amount forgiven of $85,000):

Noteholder	Amount of Accrued Interest and Late Charges Converted
Koyah Leverage	$110,522
Koyah	$ 22,105
Raven	$ 14,866
TOTAL

Such conversion shall be effective immediately upon the Closing Date and as of such date each Noteholder shall be treated for all purposes as the holder of the shares issuable upon such conversion. As soon as practicable after such conversion, the Company, at its expense, shall cause to be issued in the name of and delivered to each Noteholder a certificate or certificates for the number of shares to which such Noteholder shall be entitled upon such conversion. No fractional shares shall be issued upon such conversion. If upon such conversion a fractional share results, the number of shares to be issued upon conversion shall be rounded upwards or downwards to the nearest whole number.

(c) Forgiveness of Accrued Interest and Late Charges After July 17, 2002 Through July 19, 2002. Accrued interest and late charges under the Notes (at the original rates set forth in the Notes) after July 17, 2002 through and including the Closing Date shall be forgiven.

    Treatment of the Warrants. Subject to and on the terms and conditions set forth herein, on the Closing Date the Warrants of each Investor shall be consolidated and converted into, and exchanged for, a single replacement Warrant issued by the Company to such Investor for the purchase of shares of Common Stock, in the form attached hereto as Exhibit B and dated as of the Closing Date and for the number of shares of Common Stock set forth below (a "Replacement Warrant"):

Investor	No. of Replacement Warrants
Koyah Leverage	1,257,925
Koyah	309,784
Raven	12,535
Davey	5,013
Cathcart	14,743
TOTAL

The Replacement Warrant of each Investor shall amend and restate the terms and conditions of the Warrants of such Investor from and after the Closing Date to, among other things, (i) reduce the number of shares of Common Stock purchasable, (ii) reduce the exercise price and (iii) extend the expiration date, in accordance with the terms and conditions set forth in the Replacement Warrant of such Investor. The Replacement Warrant of each Investor shall replace and supersede the Warrants of such Investor from and after the Closing Date.

  Amendment of Investors' Rights Agreement. Subject to and on the terms and conditions set forth herein, on the Closing Date the Company shall enter into a replacement Investors' Rights Agreement with the Investors, in the form attached hereto as Exhibit C and dated as of the Closing Date (the "Replacement Investors' Rights Agreement"). The Replacement Investors' Rights Agreement shall amend and restate the Investors' Rights Agreement from and after the Closing Date to, among other things, change the definition of "Registrable Securities" and the registration rights provisions of Section 1.3, in accordance with the terms and conditions of the Replacement Investors' Rights Agreement. The Replacement Investors' Rights Agreement shall replace and supersede the Investors' Rights Agreement from and after the Closing Date.

  Closing. Subject to and on the terms and conditions set forth herein, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Paine, Hamblen, Coffin, Brooke, & Miller LLP, 717 W. Sprague, Suite 1200, Spokane, Washington 99201 on or before July 19, 2002 (the "Closing Date").

  Representations and Warranties of the Company. The Company hereby represents, warrants and covenants to each Investor as follows, on and as of (i) the date of this Agreement and (ii) the Closing Date:

      Accuracy of Reports. All reports required to be filed by the Company since and including the filing of the Company's Form 10-K for the fiscal year ended March 31, 2001 to and including the Closing Date (collectively, the "SEC Reports") have been duly filed with the Securities and Exchange Commission. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), as the case may be, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to the SEC Reports. None of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports complied as of their respective dates of filing in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Regulation S-X promulgated by the Securities and Exchange Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Since March 31, 2001, the Company has on a timely basis made all filings required to be made by the Company with the Securities and Exchange Commission, except as set forth in any late filing notifications filed as part of the SEC Reports. Since March 31, 2001, there has been no material adverse change in the condition (financial or otherwise), business, operations, assets, liabilities or prospects of the Company.

      Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business.

      Valid Issuance and Voting Rights. The Replacement Notes, the shares of Common Stock issuable upon conversion of accrued interest and late charges under the Notes pursuant to Section 2 and the Replacement Warrants (the "Initial Securities") have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued and, as to such shares of Common Stock, fully paid and nonassessable. The additional Warrants contemplated by Section 1.3 of the Replacement Investors' Rights Agreement (the "Additional Warrants") have been duly and validly authorized and, when issued pursuant to the Replacement Investors' Rights Agreement, will be validly issued. The shares of Common Stock issuable upon conversion of the Replacement Notes, upon exercise of the Replacement Warrants or upon exercise of the Additional Warrants (the "Additional Shares" and together with the Initial Securities and the Additional Warrants, the "Securities") have been duly and validly authorized and, when issued and/or paid for pursuant to the Replacement Notes, the Replacement Warrants or the Additional Warrants, will be validly issued, fully paid and non-assessable. Except as set forth in this Agreement, the Replacement Notes, the Replacement Warrants and the Replacement Investors' Rights Agreement (the "Agreements") and as otherwise required by law, there are no restrictions upon the voting or transfer of the Securities pursuant to the Certificate of Incorporation, By-laws or other governing documents of the Company or any agreement or other instruments to which the Company is a party or by which the Company is bound.

      Authorization; Enforceability. The Company has all corporate right, power and authority to enter into the Agreements and to consummate the transactions contemplated by the Agreements. The Agreements have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

      No Conflict; Governmental Consents.

      (a) The execution and delivery by the Company of the Agreements and the consummation of the transactions contemplated by the Agreements will not result in the violation by the Company of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company is bound, or of any provision of the Certificate of Incorporation, By-laws or other governing documents of the Company, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture, securities purchase agreement, registration rights agreement or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of the Company.

      (b) No consent, approval, authorization or other order of any governmental authority or other third party is required to be obtained by the Company in connection with the authorization, execution and delivery of the Agreements or with the authorization, issue and/or sale of the Securities, except such filings as may be required to be made with the Securities and Exchange Commission, or with any state or foreign blue sky or securities regulatory authority. The Company shall make all such filings on a timely basis. Based upon the accuracy of the representations and warranties of the Investors, the offering of the Securities is exempt from the registration requirements of the Securities Act and applicable state or foreign blue sky or securities laws.

      Licenses. The Company has all licenses, permits and other governmental authorizations currently required for the conduct of its business or ownership of properties and is in all material respects in compliance therewith, except for any failure to do so which would not have a material adverse effect on the Company.

      Capitalization. The total authorized capital stock of the Company on the Closing Date (before giving effect to the transactions contemplated by the Agreements and any related transactions) consists of (i) 100,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, par value $.0001 (the "Preferred Stock"). Of such authorized Common Stock, 28,716,941 shares are issued and outstanding on the Closing Date (before giving effect to the transactions contemplated by the Agreements and any related transactions). Of such authorized Preferred Stock, 141,000 shares are issued and outstanding on the Closing Date (before giving effect to the transactions contemplated by the Agreements and any related transactions). Except for (A) 6,067,872 shares of Common Stock issuable upon exercise of stock options granted or available for grant under the Company's 1998 Equity Incentive Plan and 1989 Incentive Stock Option Plan, (B) 6,760,755 shares of Common Stock issuable upon exercise of outstanding warrants, (C) 1,046,812 shares of Common Stock issuable upon exercise of other stock options, (D) 2,500,000 shares of Common Stock issuable upon conversion of a convertible note, (E) 40,000 shares of Common Stock issuable to Silver Public Relations, (F) 30,000 shares of Common Stock issuable to RCG Capital Markets Group, (G) up to 4.99% of the Company's issued and outstanding shares of Common Stock issuable upon exercise of warrants granted or to be granted to UnionBancal Equities, Inc., of which warrants to purchase 1% of the Company's issued and outstanding shares of Common Stock are exercisable on or after January 2, 2003 and warrants to purchase 1/2% of the Company's issued and outstanding shares of Common Stock are exercisable on or after the first of each month thereafter up to the 4.99% maximum, provided that if the Company repays the loans made by UnionBank of California prior to any such exercisability date, the warrants which would otherwise become exercisable on or after such date shall terminate, and (H) the Securities issuable pursuant to the Agreements, there are no outstanding securities convertible into or exchangeable for capital stock of the Company, there are no shares of capital stock of the Company that have been reserved for issuance and there are no outstanding options, warrants or other rights to subscribe for or purchase or otherwise receive from the Company any shares of capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company on the Closing Date (before giving effect to the transactions contemplated by the Agreements and any related transactions). The issuance and/or sale of the Securities contemplated by the Agreements will not in any way trigger or give rise to (i) any preemptive rights or rights of first refusal on behalf of any Person or (ii) any re-pricing or economic anti-dilution adjustment rights of any Person.

      Brokers. The Company shall indemnify and hold harmless the Investors from and against all fees, commissions or other payments owing to any Person acting or purporting to act on behalf of the Company, directly or indirectly, as a broker, finder or intermediary.

  Representation and Warranties of the Investors. Each Investor, severally but not jointly, hereby represents, warrants and covenants to the Company as follows, as of the date of this Agreement and (ii) the Closing Date:

      Organization, Good Standing and Qualification. If an entity, such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or limited partnership power and authority to consummate the transactions contemplated hereby.

      Authorization; Enforceability. If an entity, such Investor has full corporate or limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, rules of law governing specific performance, injunctive relief and other equitable remedies, and to limitations of public policy.

      Investment Representations.

      Such Investor is sophisticated in transactions of this type and capable of evaluating the merits and risks of the transactions described herein and has the capacity to protect its own interests. Such Investor has not been formed solely for the purpose of entering into the transactions described herein and is acquiring the Securities for investment for its own account, not as a nominee or agent, and not with the view to, or for resale, distribution thereof.

(b) Such Investor has no present intention to enter into any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or pledge the Securities, other than to an affiliate, partner (or member thereof) or former partner (or member thereof) of such Investor in compliance with the Securities Act. Notwithstanding foregoing, the disposition of such Investor's property shall be at all times within such Investor's own control, and such Investor's right to sell or otherwise dispose of all or any part of the Securities pursuant to an effective registration statement under the Securities Act or under an exception from registration under the Securities Act shall not be prejudiced.

      Such Investor acknowledges its understanding that the Company intends to sell the Securities pursuant to a private placement exempt from registration under the Securities Act. In furtherance thereof, such Investor represents and warrants that it is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act, has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to its investment in the Company.

      Such Investor agrees that it shall not sell or otherwise transfer any of the Securities without registration under the Securities Act, except pursuant to Rule 144 (or any successor rule) under the Securities Act or pursuant to an opinion of counsel reasonably satisfactory to the Company that no violation of the Securities Act will be involved in such transfer. Each Investor understands that none of the Securities have been registered under the Securities Act or under the securities laws of any applicable state or other jurisdiction and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered under the Securities Act and under the applicable securities laws of such states or jurisdictions or an exemption from such registration is available. Each Investor understands that the Company is under no obligation to register the Securities on its behalf, except as set forth in the Replacement Investors' Rights Agreement. Each Investor understands the lack of liquidity and restrictions on transfer of the Securities and that this investment is suitable only for a person or entity of adequate financial means that has no need for liquidity of this investment and that can afford a total loss of its investment.

(e) Such Investor has had the opportunity to ask any questions and obtain any additional information which such Investor deems necessary to make an informed investment decision, it being understood, however, that neither this or any other representation or warranty by any Investor is intended to reduce any representation or warranty by the Company.

    Conditions of Each Investor to Closing. Each Investor's obligation to consummate the transactions contemplated hereby is subject to the fulfillment to such Investor's satisfaction, prior to or at the Closing, of the following conditions:

      Agreements. The following Agreements shall have been executed and delivered by all parties thereto:

      The Replacement Notes;

      The Replacement Warrants; and

      The Replacement Investors' Rights Agreement.

      Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of each applicable date they are made under this Agreement, with the same force and effect as though such representations and warranties had been made on and as of each such applicable date.

      Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

      Certificate. The Company shall have executed and delivered to each Investor a certificate of a duly authorized officer of the Company, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.2 and 7.3.

      Expenses. The Company shall have paid to Koyah Leverage a total of $7,500, to be held and applied against (i) the legal fees and expenses of Paine, Hamblen, Coffin, Brooke & Miller LLP as counsel for ICM (as defined in Section 9.15) which are payable by the Company under Section 7.16 and/or (ii) the legal fees and expenses of Paine, Hamblen, Coffin, Brooke & Miller LLP as counsel for selling shareholders which are payable by the Company under the Replacement Investors' Rights Agreement.

    Conditions of the Company to Closing. The obligations of the Company consummate the transactions contemplated hereby is subject to the fulfillment to the Company's satisfaction, prior to or at the Closing, of the following conditions:

      Agreements. The following Agreements shall have been executed and delivered by all parties thereto:

      The Replacement Notes;

      The Replacement Warrants; and

      The Replacement Investors' Rights Agreement.

      Representations and Warranties. The representations and warranties of each Investor contained in this Agreement shall be true and correct on and as of each applicable date they made under this Agreement, with the same force and effect as those set representations and warranties made on and as of each such applicable date.

      Performance. Each Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

      Return of Prior Documents. Each Investor shall have delivered the following documents to the Company for surrender and cancellation; provided, however, that alternatively such documents may instead be so delivered within seven business days after the Closing Date:

      The Notes; and

      The Warrants.

    Miscellaneous.

      Survival of Warranties. The warranties, representations and covenants of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

      Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the (i) Company, (ii) the Investors holding more than 50% of the Replacement Notes and (iii) the Investors holding more than 50% of the Replacement Warrants. Any amendment or waiver effective in accordance with this Section 7.2 shall be binding upon each Investor, his, her or its heirs, representatives or permitted assigns, and the Company and its heirs, representatives and permitted assigns.

      Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally or transmitted by facsimile transmission with receipt acknowledged by the addressee or three days after being mailed by first class mail, or the next business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice at the address for such party indicated on the signature page of this Agreement or at such address as such party may designate by advance written notice to the other parties.

      Entire Agreement. This Agreement and the other Agreements contain the entire agreement of the parties and supersede all prior negotiations, correspondence, term sheets, agreements and understandings, written and oral, between or among the parties regarding the subject matter hereof and thereof.

      Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, representatives, successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby.

      Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the law of the State of Washington, without regard to that state's conflict of laws principles. All disputes between the parties arising out of or in connection with the Agreements, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

      Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the other Agreements, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. In addition, the Company shall pay the reasonable attorneys' fees, costs and disbursements of the Investors in enforcing the terms of this Agreement or the other Agreements, whether or not any action at law or in equity is brought.

      Interpretation. This Agreement shall be construed according to its fair language. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

      Further Assurances. Each party shall execute such other and further certificates, instruments and other documents as may be reasonably necessary and proper to implement, complete and perfect the transactions contemplated by this Agreement.

      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall be considered one and the same agreement.

      Assignment. Each Investor may assign or transfer all or any part of the Securities acquired under this Agreement or the other Agreements provided that any applicable conditions contained herein or therein are satisfied, which conditions are, among other things, intended to insure compliance with the provisions of the Securities Act and state securities laws in respect of the transfer of any of the Securities. The Company shall not assign this Agreement or any rights hereunder or delegate any duties hereunder. Any attempted or purported assignment or delegation in violation of the preceding sentence shall be void.

      Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making any investment decision related to the transactions contemplated by this Agreement or the other Agreements. Each Investor agrees that no other Investor or its respective controlling person, officers, directors, partners, agents or employees shall be liable to such Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated by, or the execution of or performance under, this Agreement or the other Agreements.

      Representation. Each Investor acknowledges that (a) ICM Asset Management, Inc. retained Paine Hamblen Coffin Brooke & Miller LLP to represent only ICM Asset Management, Inc. and its affiliates (collectively, "ICM") in connection with this Agreement, the other Agreements and the transactions contemplated hereby and thereby, (b) the interests of ICM may not necessarily coincide with the interests of other Investors, (c) Paine Hamblen Coffin Brooke & Miller LLP does not represent any Investor other than ICM, and (d) each Investor has consulted with, or has had an opportunity to consult with, its own legal counsel and has not relied on Paine Hamblen Coffin Brooke & Miller LLP for legal counsel in connection with this Agreement, the other Agreements and the transactions contemplated hereby and thereby.

      Expenses. The legal fees and expenses of Paine Hamblen Coffin Brooke & Miller LLP as counsel for ICM incurred in connection with the preparation and negotiation of this Agreement and the other Agreements and the closing of the transactions contemplated hereby and thereby, to the extent in excess of $10,000, shall be paid by the Company.

      Effectiveness. This Agreement shall become effective upon execution by the Company, Koyah Leverage, Koyah and Raven, and upon such execution this Agreement shall constitute a binding agreement between the Company and Koyah Leverage, Koyah and Raven, severally but not jointly. Davey and/or Cathcart may join in this Agreement as well by executing it, and upon such execution this Agreement shall also constitute a binding agreement between the Company and Davey and/or Cathcart, severally but not jointly. In the event that Davey and/or Cathcart do not execute this Agreement on or before the Closing Date, (i) the Notes and Warrants of Koyah Leverage, Koyah and Raven shall be amended in accordance with the terms and conditions hereof, (ii) the Investors' Rights Agreement shall be amended in accordance with the terms and conditions hereof as to Koyah Leverage, Koyah and Raven but not as to Davey and/or Cathcart and the Investors' Rights Agreement instead shall remain in effect as to Davey and/or Cathcart, and (iii) the Warrants of Davey and/or Cathcart shall not be amended in accordance with the terms and conditions hereof and such Warrants instead shall remain in effect.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

"Company"

SVI HOLDINGS, INC.

By:

Name: Barry Schechter

Title: President and Chief Executive Officer

5607 Palmer Way

Carlsbad, CA 92008

Attn: Barry Schechter

Tel: (760) 496-0280

Fax: (760) 496-0281

with a copy to:

Solomon Ward Seidenwurm & Smith

401 B Street, Suite 1200

San Diego, CA 92101

Attn: Norman Smith

Tel: (619) 231-0303

Fax: (619) 231-4755

"Investors"

KOYAH LEVERAGE PARTNERS, L.P.

By: Koyah Ventures LLC, its general partner

By:

Name:

Title:

c/o ICM Asset Management, Inc.

601 W. Main Avenue, Suite 600

Spokane, WA 99201

Attn: Robert Law

Tel: (509) 455-3588

Fax: (509) 444-4500

with a copy to:

Paine, Hamblen, Coffin, Brooke & Miller LLP

717 W. Sprague, Suite 1200

Spokane, WA 99201

Attn: Chris Hogstad

Tel: (509) 455-6000

Fax: (509) 838-0007

KOYAH PARTNERS, L.P.

By: Koyah Ventures LLC, its general partner

By:

Name:

Title:

c/o ICM Asset Management, Inc.

601 W. Main Avenue, Suite 600

Spokane, WA 99201

Attn: Robert Law

Tel: (509) 455-3588

Fax: (509) 444-4500

with a copy to:

Paine, Hamblen, Coffin, Brooke & Miller LLP

717 W. Sprague, Suite 1200

Spokane, WA 99201

Attn: Chris Hogstad

Tel: (509) 455-6000

Fax: (509) 838-0007

RAVEN PARTNERS, L.P.

By: Koyah Ventures LLC, its general partner

By:

Name:

Title:

c/o ICM Asset Management, Inc.

601 W. Main Avenue, Suite 600

Spokane, WA 99201

Attn: Robert Law

Tel: (509) 455-3588

Fax: (509) 444-4500

with a copy to:

Paine, Hamblen, Coffin, Brooke & Miller LLP

717 W. Sprague, Suite 1200

Spokane, WA 99201

Attn: Chris Hogstad

Tel: (509) 455-6000

Fax: (509) 838-0007

NIGEL DAVEY

4034 S. Suncrest

Veradale, WA 99037

Tel: (509) 879-8988

Fax: (509) 789-3410

BRIAN CATHCART

21509 35th Ave. S.E.

Bothell, WA 98021

Tel: (206) 467-5823

Fax: (425) 485-2295

I:\Spodocs\28601\00009\agree\00043891.DOC (v5)Amendment Agreement